FOR IMMEDIATE RELEASE

New York REIT, Inc.

Announces Preliminary Results of Tender Offer

New York, New York, May 13, 2014 – New York REIT, Inc. ("New York REIT” or the “Company") (NYSE: NYRT), announced today the preliminary results of its tender offer for the purchase of up to 23,255,814 shares of its common stock, which expired at 12:00 Midnight, Eastern Time, on May 12, 2014.

Based on the preliminary count by DST Systems, Inc., the paying agent and depositary for the tender offer, a total of 12,903,858 shares of the Company’s common stock were properly tendered and not properly withdrawn at the purchase price of $10.75 per share, including 1,119,855 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and depositary, the Company will accept for purchase 12,903,858 shares of the Company’s common stock validly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $10.75 per share, for an aggregate cost of approximately $138.7 million, excluding fees and expenses relating to the tender offer. Based on this preliminary count, the 12,903,858 shares to be accepted for purchase in the tender offer represent approximately 7.3% of the Company’s currently issued and outstanding shares of common stock. Based on these preliminary numbers, the Company anticipates that following settlement of the tender offer, it will have approximately 163,435,519 shares outstanding.

The number of shares to be purchased is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within three business days of the expiration of the tender offer. The final number of shares to be purchased will be announced following completion of the confirmation process. Payment for the shares accepted for purchase under the tender offer will occur promptly thereafter.

Investor questions concerning the tender offer may be directed to the information agent for the offer, American National Stock Transfer, LLC at (877) 373-2522.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of New York REIT. The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, which New York REIT previously distributed to stockholders and are filed with the SEC. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials filed by New York REIT with the SEC at the SEC’s website at www.sec.gov or by contacting American National Stock Transfer, LLC, the information agent for the tender offer, at (877) 373-2522 (toll-free).

About New York REIT

New York REIT is a Maryland corporation that has qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2010.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	gsullivan@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135